AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
ADVANCED EQUITIES LATE STAGE OPPORTUNITIES FUND I, LLC

        THIS LIMITED LIABILITY COMPANY AGREEMENT (“Agreement” or “Operating Agreement”) is amended and restated as of June 25, 2008, by and among the persons listed on Exhibit A to this Agreement, as such Exhibit may be constituted from time to time.

R E C I T A L S

        A.        The Certificate of Formation for the Company was filed in the office of the Secretary of State of Delaware on April 18, 2005.

        B.        Each of the Persons executing this Agreement as a Member believes it is in the Person’s mutual best interest that the parties organize as a limited liability company under the laws of the State of Delaware.

        C.        The parties hereto agree that the terms of this Agreement shall govern, regulate and manage the affairs of the Company not inconsistent with the laws of the State of Delaware or the Certificate of Formation.

        In consideration of the mutual covenants of the parties hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

        As used in this Operating Agreement, the following terms shall have the following meanings:

        1.1        “Act” means the Delaware Limited Liability Company Act, (6 Del. C. 18-101, et. seq.) as it may be amended from time to time, and any successor statute thereto.

        1.2        “Board of Directors” means the Board of Directors established pursuant to Section 8.1 of this Agreement.

        1.3        “Business” means the Company’s business of purchasing, selling, investing in and otherwise dealing with capital stock (together with any securities received on account of such capital stock) of the Portfolio Companies.

        1.4        “Capital Contribution”means the total amount of cash or stock of a Portfolio Company (valued at original cost) actually contributed to the Company by each Member.

        1.5        “Certificate” shall mean the Certificate of Formation of the Company as properly adopted, amended and restated from time to time and filed in the office of the Secretary of State.

        1.6        “Class A Holder” shall mean a Holder owning a Class A Interest.

        1.7        “Class A Interests”shall mean a Membership Interest owned by any Holder that is designated as a Class A Interest, as reflected on Exhibit A.

        1.8        “Class B Holder” shall mean a Holder owning a Class B Interest.

        1.9        “Class B Interests”shall mean a Membership Interest owned by any Holder that is designated as a Class B Interest, as reflected on Exhibit A.

        1.10        “Code” means the Internal Revenue Code of 1986 and all regulations promulgated thereunder, as they may be amended from time to time, and any successors thereto.

        1.11        “Company” means the limited liability company, and any successors thereto, formed pursuant to this Operating Agreement by the parties hereto, as said company may from time to time be constituted.

        1.12        “Holder” means a holder of Investor Member Interests, including, but not limited to, a holder of the economic rights associated with any Investor Member Interests.

        1.13        “Interests” means Managing Members Interests, Class A Interests and Class B Interests.

        1.14        “Investor Member”refers to an owner of a Class A Interest or a Class B Interest, as specified on Exhibit A, who has been admitted as an Investor Member of the Company in accordance with this Operating Agreement, with the rights and obligations specified in this Operating Agreement.

        1.15        “Investor Member Interest” refers to a Class A Interest and/or a Class B Interest.

        1.16        “Managing Members”means Keith Daubenspeck and Dwight Badger, with the rights and obligations, including the management rights and obligations, specified in this Operating Agreement. Managing Members need not hold an Interest nor be a resident of the State of Delaware to be Managing Members.

        1.17        “Managing Members Interest” means the Managing Members’ Membership Interest.

        1.18        “Members” means the Investor Members and the Managing Members.

        1.19        “Membership Interest”shall mean the equity interest in the Company entitling its holders to the benefits as provided in this Agreement and the Act, and subjecting its holders to the obligations as provided in this Agreement and the Act, including the Class A Interests and the Class B Interests.

        1.20        “1940 Act” means the Investment Company Act of 1940 and the rules, regulations and orders thereunder, as amended from time to time, or any successor law.

        1.21        “Participating Percentage” means the percentage determined by dividing the amount of capital contributed to the Company by a Member by the total amount of capital contributed to the Company by all Members.

        1.22        “Portfolio Companies”means all or any of Alien Technology Corp., a Delaware corporation, Force10 Networks, Inc., a Delaware corporation, and Ygnition Networks, Inc., a Washington corporation, or one or more of the companies that may be substituted, in the Managing Members’ sole discretion, as Portfolio Companies in the event the Fund cannot consummate the transactions anticipated to be closed with any of the above-referenced Portfolio Companies.

        1.23        “Secretary of State” shall mean the Secretary of State of Delaware.

        1.24        “Subscription Agreement” means a Subscription Agreement for the purchase of Investor Member Interests in the form attached to this Agreement as Exhibit B, with such modifications to such form as may be approved by the Managing Members from time to time.

        1.25        “Subscription Amount”means the amount of money that an Investor Member commits to invest pursuant to his or its Subscription Agreement.

        1.26        “Transfer Event” means distributions to Class B Holders after the Company has distributed to the Class B Holders an amount equal to the sum of (i) their Subscription Amounts and (ii) any additional Capital Contributions paid pursuant to Section 9.2.

        1.27        “Transferring Holder” means a Class B Holder participating in a Transfer Event.

ARTICLE II

FORMATION OF LIMITED LIABILITY COMPANY

        The Certificate has been filed in the office of the Secretary of State, organizing the Company as a limited liability company pursuant to the Act. For and in consideration of the mutual covenants contained herein, the Company and the Members hereby agree to the terms and conditions of this Agreement, as it may from time to time be amended according to its terms. It is the express intention of the Company and the Members that this Agreement shall be the sole source of agreement of the parties, and, except to the extent a provision of this Agreement expressly incorporates federal income tax rules by reference to sections of the Code or treasury regulations or is expressly prohibited or ineffective under the Act or the 1940 Act, this Agreement shall govern, even when inconsistent with, or different than, the provisions of the Act or any other law or rule. To the extent any provision of this Agreement is prohibited or ineffective under the Act or the 1940 Act, this Agreement shall be considered amended to the smallest degree possible in order to make this Agreement effective under the Act or the 1940 Act, as applicable; provided, however, that in the event the Act or the 1940 Act as applicable is subsequently amended or interpreted in a way to make the provision of this Agreement that was formerly invalid valid, the Agreement shall no longer be treated as amended and the provision shall be considered to be valid and in effect from the effective date of the interpretation or amendment. Keith Daubenspeck, Dwight Badger and any person designated by the Board are designated as an “authorized person” within the meaning of the Act to exactly deliver and file all certificates (and any amendments or restatements thereof) required or permitted by the Act.

ARTICLE III

NAME

        The business of the Company shall be conducted under the name Advanced Equities Late Stage Opportunities Fund I, LLC.

ARTICLE IV

NATURE OF BUSINESS

        The business of the Company is purchasing, selling, investing in and otherwise dealing with capital stock (together with any securities received on account of such capital stock, referred to herein as a “Share” or “Shares”) of the Portfolio Companies, dealing with any moneys, securities or other consideration paid or received with respect thereto, and engaging in any and all other activities that are incidental to such purposes as determined by the Managing Members. In furtherance of such business the Company may engage in any lawful act or activity for which limited liability companies may be organized under the laws of the State of Delaware.

ARTICLE V

NAMES AND ADDRESSES OF MEMBERS

        The names and addresses of the Members are as set forth in Exhibit A. Exhibit A may be modified (and additional Investor Members may be named and Investor Member Interests issued) at the sole discretion of the Managing Members.

ARTICLE VI

TERM

        The term of the Company commenced on the date the Certificate was filed in the office of the Secretary of State of Delaware in accordance with the Act, and shall continue until dissolved, wound up and terminated pursuant to Section 14.1 hereof.

ARTICLE VII

PRINCIPAL PLACE OF BUSINESS

        The principal place of business of the Company shall be c/o Advanced Equities, Inc., 311 S. Wacker Drive, Suite 1650, Chicago, Illinois 60606. The Managing Members may change such principal place of business from time to time in their discretion and shall notify the Members promptly of any such change.

ARTICLE VIII

BOARD OF DIRECTORS

        8.1       Identity. The Directors serving on the Board of Directors shall be Keith Daubenspeck, Dwight Badger, Robert G. Durkin, Daniel G. Pappano and Stephen A. Smith. The names and mailing addresses of the Directors shall be set forth in the books and records of the Company. The number of Directors shall be fixed from time to time by the Board of Directors.

        8.2       Term. Subject to any maximum term of service, required age of retirement or similar limitation that the Board of Directors may establish from time to time, each Director shall serve on the Board of Directors for the duration of the term of the Company unless his or her status is terminated. The status of a Director shall terminate if the Director (i) shall die; (ii) shall be adjudicated incompetent; (iii) shall voluntarily withdraw as a Director by written notice to the other Directors given at least 90 days (or such shorter period as may be mutually agreed among the Directors) prior to such withdrawal; (iv) shall be removed pursuant to Section 8.3; (v) shall be certified by a physician to be mentally or physically unable to perform his duties hereunder; (vi) shall be declared bankrupt by a court with appropriate jurisdiction, file a petition commencing a voluntary case under any bankruptcy law or make an assignment for the benefit of creditors (unless the other Directors determine to waive such disqualifying circumstance); (vii) shall have a receiver appointed to administer the property or affairs of such Director (unless the other Directors determine to waive such disqualifying circumstance); or (viii) shall otherwise cease to be a Director of the Company under the Act.

        8.3       Removal of a Director. Any Director may be removed either by (a) the vote or written consent of at least two-thirds of the Directors not subject to the removal vote or (b) the vote or consent of Members holding not less than two-thirds of the total number of votes eligible to be cast by all Members.

        8.4       Vacancies. In the event of any vacancy in the position of Director, the remaining Directors may appoint an individual to serve in such capacity so long as immediately after such appointment at least two-thirds of the Directors then serving were Directors identified in Section 8.1 hereof or otherwise elected by the Members. The Board of Directors may call a meeting of the Members to fill any vacancy in the position of Director, and shall do so within 60 days after any date on which Directors who were either identified in Section 8.1 hereof or otherwise elected by the Members cease to constitute a majority of the Directors then serving on the Board of Directors.

        8.5       Status Under the Act. Each Director shall be a “Manager” of the Company for purposes of the Act.

ARTICLE IX

CAPITAL CONTRIBUTIONS AND LOANS

        9.1       Committed Capital. The capital of the Company shall be as shown in Exhibit A (as amended from time to time in accordance with Article V). Each of the Investor Members is, contemporaneously with the execution and delivery of a Subscription Agreement for the purchase of Investor Member Interests, contributing to the capital of the Company in cash and/or stock of a Portfolio Company (valued at original cost) the amount indicated in Exhibit A(“Committed Capital”). The Committed Capital for an Investor Member of a Class A Interest will equal the full amount of his or its Subscription Amount. The Committed Capital for an Investor Member of a Class B Interest will equal ninety-four percent (94%) of his or its Subscription Amount. An Investor Member shall not be considered admitted to the Company or have any rights hereunder unless and until such Subscription Amount has been paid and his or its Subscription Agreement has been accepted by the Company, as determined in the Company’s sole discretion. The Investor Members shall not be required or permitted to make any additional contributions to the Company’s capital without the approval of the Board of Directors. The terms and conditions of such contribution and the amendments, if any, that are necessary or appropriate in connection therewith shall be determined in accordance with Section 9.2 of this Agreement. At the time of the acceptance of the subscriptions from the Investor Members, the Managing Members, in their discretion, may make a Capital Contribution as an Investor Member and shall have all rights of an Investor Member with respect thereto.

        9.2       Additional Capital Contributions. No Investor Member shall be required to make total contributions to the capital of the Company in excess of its Committed Capital. From time to time, the Board of Directors shall notify each Investor Member in writing (“Optional Contribution Notice”) of an option (“Option”) to make an additional capital contribution (“Optional Contribution”) pro rata in accordance with Committed Capital for the purpose of funding certain preemptive or other purchase rights (“Portfolio Company Purchase Rights”) with respect to securities of any of the Portfolio Companies. Any such Option may be exercised by written notice given to the Board of Directors within five (5) business days following receipt of the Optional Contribution Notice. If any Investor Member does not exercise his or its Option, the Board of Directors may reallocate the right to make such Optional Contribution among the Members (including their affiliates) other than pro rata, assign the right to a third party, admit additional Members or take such other actions as it deems necessary or appropriate in their reasonable discretion to permit the Company to exercise its Portfolio Company Purchase Rights. The timing of any such Optional Contribution shall be determined by the Board of Directors. The Investor Members understand and acknowledge that any dilution on account of such additional capital will be suffered by Investor Members who do not make their pro rata additional capital contribution. The Board of Directors shall amend this Agreement and the Exhibits attached hereto as it deems necessary or appropriate in their reasonable discretion to reflect the economic changes resulting from any such Optional Contributions so that the economic risks and benefits of the exercise of the Portfolio Company Purchase Rights are allocated exclusively to Members making Optional Contributions.

        9.3       Timing of Capital Contributions. Each Investor Member shall contribute one hundred percent (100%) of his or its Subscription Amount upon subscription to the Company. Such Subscription Amount shall be held in escrow with LaSalle Bank National Association, as escrow agent for the Company, until released from escrow in furtherance of the Company’s Business. Upon release, the escrow agent will pay to the Company the Committed Capital, and the balance of the escrow amount shall be paid to Advanced Equities, Inc. as provided in the Subscription Agreements for the Class B Interests.

        9.4       Interest and Return of Capital Contributions. No Member shall be entitled to interest on any Capital Contribution and no Member shall have the right to withdraw or to demand the return of all or any part of its Capital Contribution, except as specifically provided in this Agreement.

        9.5       Deficit Funding. If, upon dissolution and liquidation of the Company, there is a negative balance in the Capital Account of the Managing Members, the Managing Members shall contribute to the Company an amount necessary to distribute to the Members amounts equal to the positive Capital Account balances of the Members, but not in excess of the negative balance of the Managing Members’ Capital Account.

        9.6       Loans. Any additional amounts required to operate the Company’s business may be loaned to the Company by a Member or a third party as approved by the Board of Directors. Any such loans shall bear a market rate of interest and shall be subject to such other terms and conditions as are approved by the Board of Directors.

ARTICLE X

DEFINITION OF NET INCOME AND
NET LOSSES AND OF CAPITAL
ACCOUNTS; DISTRIBUTIONS; ALLOCATION OF
NET INCOME AND NET LOSSES

        10.1       Definition of Net Income and Net Losses. “Net Income” shall mean the excess of income and gain over expenses and losses of the Company for federal income tax purposes and “Net Losses” shall mean the excess of expenses and losses over income and gain of the Company for federal income tax purposes, after taking into account all income, gain, expenses and losses incurred in connection with the Company’s Business, including, but not limited to, gains and losses from the sale or other disposition of Shares. Net Income and Net Losses shall be determined in accordance with the method of accounting used by the Company for federal income tax reporting purposes.

        10.2       Definition of Members’Capital Accounts. The term “Capital Account,” when used in respect of any Member, shall mean the amount computed as described in this Section 10.2 and in Section 10.5:

               10.2.1        A Member’s Capital Contribution will be credited to its Capital Account on the later of (i) the due date therefore or (ii) receipt.

               10.2.2        Any amounts distributed to the Members will be debited against their Capital Accounts.

        10.3       Distributions Generally.

               10.3.1        Subject to the other provisions of this Article X, Company distributions shall be made solely to the Members pro rata in accordance with their Participating Percentages. Distributions of proceeds from short-term investments (if any) shall be made equitably as determined by the Managing Members. Any advances and loans to the Company shall be repaid prior to making any other distributions to the Members.

               10.3.2        The Company shall use its best efforts to distribute to the Members all cash consideration received by the Company with respect to securities (subject to the prior payment of Company expenses related thereto, or the establishment of reserves to pay such expenses, in each case in the reasonable discretion of the Board of Directors) promptly, but no later than, thirty days after receipt of such cash or other consideration. The Board of Directors may also cause the Company to make distributions of securities in kind from time to time in their discretion; provided, that the Company shall use its best efforts to distribute any securities that are freely tradable without restriction (including, without limitation, any restrictions imposed by stockholders’ agreements or lock-up agreements or under the registration requirements of any applicable securities laws) promptly, but no later than thirty days of the removal or expiration of all such restrictions. Securities shall not be considered freely tradable for purposes of the preceding sentence if they have not been registered for public sale and there is any holding period remaining before such securities may be sold pursuant to Securities and Exchange Commission Rule 144(k).

        10.4       Distributions in Kind. Any unrealized investment gain or unrealized investment loss with respect to Shares being distributed in kind shall be credited or debited to the Capital Accounts of the Members in accordance with Section 10.2. The fair market value of such Shares (as determined pursuant to Section 16.4) shall be debited against the Capital Accounts and the Capital Contributions of the Members who receive such Shares. In connection with the distribution of Shares in kind, the Members agree to execute and deliver such documents and instruments as are reasonably requested by the Board of Directors in order to ensure compliance with applicable securities laws by and any contractual obligations that apply to the Company.

        10.5       Allocation of Net Income and Net Losses.

               10.5.1        Losses shall be allocated so as to allocate losses to the Members who bear the economic burden of such loss. Profits shall be allocated in a manner to recoup prior allocations of losses and to provide for relative positive Capital Account balances equal to the amount distributed or to be distributed to each Member. In the event of any conflict between the specific allocation provisions of Sections 10.5.2 and 10.5.3 and the general principles provided for in this Section 10.5.1, these general principles shall govern.

               10.5.2        For each Company accounting period, profits shall be allocated to the Members as follows:

               (a)        first, to the Members, an amount of profits equal to the amount of losses allocated to them pursuant to Section 10.5.3(c), pro rata in accordance with the proportions that govern loss allocations pursuant to Section 10.5.3(c);

               (b)        next, to the Members, an amount of profits equal to the amount of losses allocated to them pursuant to Section 10.5.3(b), pro rata in accordance with the proportions that govern loss allocations pursuant to Section 10.5.3(b);

               (c)        next, to the Members, an amount of profits equal to the amount of losses allocated to them pursuant to Section 10.5.3(a), pro rata in accordance with the proportions that govern loss allocations pursuant to Section 10.5.3(a); and

               (d)        then, to the Members pro rata in accordance with their Participating Percentages.

               10.5.3        Subject to the other provisions of this Section 10.5, for each Company Accounting Period, losses shall be allocated to the Members as follows:

               (a)        first, to the Members in an amount equal to the amount of income, if any, allocated to them pursuant to Section 10.5.2(d), pro rata in accordance with the relative amount of income allocated to the Members pursuant to Section 10.5.2(d);

               (b)        second, to the Members with positive Capital Account balances pro rata in accordance with their relative positive Capital Account balances until their Capital Account balances equal zero; and

               (c)        third, 100% to the Managing Members.

               10.5.4        If an Interest is transferred during a taxable year, the Board of Directors may establish accounting periods for such year in their discretion as permitted by applicable law.

               10.5.5        Notwithstanding anything herein to the contrary, no allocations shall be made to a Investor Member which would result in such Investor Member having a negative Capital Account or increasing an Investor Member’s negative Capital Account. Any losses that would otherwise be allocated to a Investor Member so as to create a negative Capital Account shall instead be allocated to the Managing Members.

               10.5.6        Upon the occurrence of a Transfer Event, each Transferring Holder on the date of the Transfer Event shall pay Advanced Equities, Inc. in immediately available funds (the “Back End Fee”) equal to 5% of the amount of the Transfer Event. No Back End Fee shall be charged with respect to Class A Interests.

        10.6       Distributions with Respect to Tax. The Company will use its best efforts to distribute enough cash to enable the Members to pay Federal and state income taxes arising from the ownership of Interests during a taxable year. For such purpose, the Company shall assume that the Members are subject to taxation at the highest marginal individual Federal and Illinois income tax rates for such year after giving effect to the phasing-out of deductions at particular levels of income. Distributions made pursuant to this Section 10.6, if not previously made during the taxable year on account of which such distributions are being made, shall be made within ninety days after the end of such taxable year.

ARTICLE XI

MEMBERS

        11.1       Managing Members. Prior to the amendment and restatement of the Agreement there were two Managing Members of the Company. Upon the amendment and restatement of the Agreement, the responsibilities and duties of the Managing Members terminated as the management and control of the Business became vested in the Board of Directors. Such termination did not effect the rights and liability of Managing Members under Section 12.5. The Managing Members received no salary or other fee compensation for serving as Managing Members of the Company. The Managing Members paid or caused to be paid, on behalf of the Company, the ordinary fees and expenses incurred in connection with the Company’s Business that are not paid by the Portfolio Companies (except as provided in Section 12.5) including, without limitation, fees and expenses incurred prior to, and in connection with, the formation of the Company, the offering of the Interests, and the acquisition of the securities of the Portfolio Companies.

        11.2       Admission of Investor Members. Investor Members shall be admitted upon the making of a Capital Contribution pursuant to Section 10.2.1 and the execution, delivery and acceptance of a Subscription Agreement.

        11.3       Management. The Investor Members shall not participate in the management or control of the Company’s Business nor shall they transact any business for the Company, nor shall they have the power to act for or bind the Company, said powers being vested solely and exclusively in the Board of Directors. Investor Members shall have the right to vote on any matters only as provided in this Agreement or on any matters that require the approval of the holders of voting securities under the 1940 Act or as authorized and required in the Act.

        11.4       Member Liability. The Members shall have no personal liability whatsoever, whether to the Company, to any of the Members or to the creditors of the Company, for the debts of the Company or any of its losses, except as expressly assumed by such Member; provided, however that this provision shall not limit the liability of any Member to any other Member for a breach of this Operating Agreement or any other agreement between or among the Members and/or the Company pertaining to the Business of the Company.

        11.5       Member Meetings. Neither the Company nor the Managing Members shall have any obligation to hold Member meetings.

ARTICLE XII

MANAGEMENT

        12.1       Management and Control. Management and control of the business of the Company shall be vested in the Board of Directors, which shall have the right, power and authority, on behalf of the Company and in its name, to exercise all rights, powers and authority of “Managers” of a limited liability company under the Act and to do all things necessary and proper to carry out the objective and business of the Company and their duties hereunder. No Director shall have the authority individually to act on behalf of or to bind the Company except within the scope of such Director’s authority as delegated by the Board of Directors. The parties hereto intend that, except to the extent otherwise expressly provided herein, (i) each Director shall be vested with the same powers, authority and responsibilities on behalf of the Company as are customarily vested in each director of a Delaware corporation and (ii) each Independent Director shall be vested with the same powers, authority and responsibilities on behalf of the Company as are customarily vested in each director of a closed-end management investment company registered under the 1940 Act that is organized as a Delaware corporation who is not an “interested person” of such company as such term is defined in the 1940 Act. Notwithstanding any provision herein (whether providing for action or determination by the Board of Directors in its discretion or otherwise), the Board of Directors may delegate to any other person any right, power and authority vested by this Agreement in the Board of Directors to the extent permissible under applicable law.

        12.2       Actions by the Board of Directors. Unless provided otherwise in this Agreement, the Board of Directors shall act only: (i) by the affirmative vote of a majority of the Directors (including the vote of a majority of the Independent Directors if required by the 1940 Act) present at a meeting duly called at which a quorum of the Directors shall be present (in person or, if in-person attendance is not required by the 1940 Act, by telephone) or (ii) by unanimous written consent of all of the Directors without a meeting, if permissible under the 1940 Act. The Board of Directors may designate from time to time a principal Director who shall preside at all meetings (the “Chair”). Meetings of the Board of Directors may be called by the Chair or by any two Directors or by any person designated by the Board of Directors as the Company’s corporate secretary or assistant secretary, and may be held on such date and at such time and place, as the Board of Directors shall determine. Each Director shall be entitled to receive written notice of the date, time and place of such meeting within a reasonable time in advance of the meeting. Notice need not be given to any Director who shall attend a meeting without objecting to the lack of notice provided he or she shall execute a written waiver of notice with respect to the meeting or shall affirmatively state such waiver of notice for the purpose of recording the same in the minutes of the proceedings to be maintained with respect to the meeting. Directors may attend and participate in any meeting by telephone except where in-person attendance at a meeting is required by the 1940 Act. A majority of the Directors shall constitute a quorum at any meeting.

        12.3       Meetings of Members.

               12.3.1        Actions requiring the vote of the Members may be taken at any duly constituted meeting of the Members at which a quorum is present. Meetings of the Members may be called by the Board of Directors or by Members holding at least a majority of the total number of votes eligible to be cast by Members at such meeting, and may be held at such time, date and place as the Board of Directors shall determine. The Board of Directors shall arrange to provide written notice of the meeting, stating the date, time and place of the meeting and the record date therefor, to each Member entitled to vote at the meeting within a reasonable time prior thereto. Failure to receive notice of a meeting on the part of any Member shall not affect the validity of any act or proceeding of the meeting, so long as a quorum shall be present at the meeting, except as otherwise required by applicable law. Only matters set forth in the notice of a meeting may be voted on by the Members at a meeting. The presence in person or by proxy of Members holding a majority of the total number of votes eligible to be cast by all Members as of the record date shall constitute a quorum at any meeting. In the absence of a quorum, a meeting of the Members may be adjourned by action of a majority of the Members present in person or by proxy without additional notice to the Members. Except as otherwise required or permitted by any provision of this Agreement or of the 1940 Act, (i) those candidates for Director receiving a plurality of the votes cast at any meeting of all Members shall be elected as Directors and (ii) all other actions of Members taken at a meeting shall require the affirmative vote of Members holding a majority of the total number of votes eligible to be cast by those Members who are present in person or by proxy at such meeting.

               12.3.2        Each Member shall be entitled to cast at any meeting of Members that number of votes equal to the Member’s Participating Percentage hereof as of the record date for such meeting. The Board of Directors shall establish a record date not less than 10 nor more than 65 days prior to the date of any meeting of Members to determine eligibility to vote at such meeting and the number of votes that each Member will be entitled to cast thereat, and shall maintain for each such record date a list setting forth the name of each Member and the number of votes that each Member will be entitled to cast at the meeting.

               12.3.3        A Members may vote at any meeting of Members by a proxy properly executed in writing by the Member and filed with the Company before or at the time of the meeting. A proxy may be suspended or revoked, as the case may be, by the Member executing the proxy by a later writing delivered to the Company at any time prior to exercise of the proxy or if the Member executing the proxy shall be present at the meeting and decide to vote in person. Any action of the Members that is permitted to be taken at a meeting of the Members may be taken without a meeting if consents in writing, setting forth the action taken, are signed by Members holding a majority of the total number of votes eligible to be cast or such greater percentage as may be required in order to approve such action.

        12.4       Voting of Shares. At any annual or special meeting of the shareholders (or written consent in lieu thereof) of any of the Portfolio Companies at which the Company is entitled to vote with respect to any of its shares, the Board of Directors shall have the authority to vote the Company’s Shares in such a manner as they determine in their sole discretion to be in the best interests of the Company. Notwithstanding the foregoing, each Investor Member, with respect its Participating Percentage of the Shares entitled to a vote at such shareholder meeting, shall have the right to direct the Board of Directors to vote the Shares in the manner it determines to be in such Investor Member’s best interest. The Board of Directors shall promptly notify the Investor Members of any annual or special meeting that the Company is notified of and at which the Company is entitled to vote, and deliver to the Investor Member a copy of all materials distributed to the shareholders of a Portfolio Company in connection with a shareholder meeting. Upon receiving written notice from an Investor Member, the Board of Directors shall vote the Shares in accordance with such Investor Member’s direction, and if no written direction is received from an Investor Member, the Board of Directors shall vote such Shares as it determines to be in the best interests of the Company.

        12.5       Liability of Directors, Managing Members and Others.

               12.5.1        The Company shall indemnify, in accordance with and to the full extent now or hereafter permitted by law, each Director, the Managing Members, the agents, affiliates and partners, and officers of the Company designated by the Board of Directors (collectively “Agents”) if the Directors, Managing Members or such Agents were or are a party or are threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of the Company), by reason of their service as Directors, Managing Members of the Company or as an Agent (or by reason of service as a director or other agent of any of the Portfolio Companies) against any expenses (including attorneys’fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by the Directors, Managing Members or such Agents if the Managing Members or such Agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. Such indemnification is not exclusive of any other right to indemnification provided by law, agreement or otherwise. The rights of indemnification provided hereunder shall not be construed to provide for indemnification for any liability (including liability under federal securities laws that, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed to effectuate the applicable provisions this section to the fullest extent permitted by law. Subject to any limitations imposed under the 1940 Act, expenses that may be subject to indemnification under this Section 12.5.1 shall be paid in advance of the final disposition of the action, suit or proceeding to the full extent permitted by law, subject to the Company’s receipt of an undertaking to repay the advancement in the event the Directors, Managing Members or such Agent are finally determined to be ineligible to be indemnified hereunder. The indemnification provided in this Section 12.5 shall inure to the benefit of the successors, heirs and personal representatives of the Directors, Managing Members and their Agents.

               12.5.2        The Company may indemnify, in accordance with and to the full extent now or hereafter permitted by law, as determined by the Board of Directors, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of the Company), by reason of his acting as a Member or agent of the Company against any expenses (including attorneys’ fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by such person in respect thereof. Such indemnification is not exclusive of any other right to indemnification provided by law, agreement or otherwise. Expenses with respect to which the Company is permitted to provide indemnification hereunder may be paid in advance of the final disposition of the action, suit or proceeding to the full extent permitted by law and to the extent approved by the Board of Directors, subject to the Company’s receipt of an undertaking to repay the advancement in the event the recipient of the advancement is finally determined to be ineligible to be indemnified hereunder.

               12.5.3        The Directors and the Managing Members shall not be liable to the Company or its Investor Members for monetary damages for breach of any duty in connection with the discharge of their obligations under this Agreement, except for (i) any breach of their duty of loyalty to the Company or its Investor Members (as such duty has been modified pursuant to this Agreement), (ii) for acts or omissions not in good faith or that involve gross negligence, intentional misconduct, or reckless disregard of the duties involved in the conduct of his office, or a knowing violation of law, or (iii) for any transaction from which the Director or Managing Members derived an improper personal benefit; provided, that a Director or Managing Members shall have no liability unless it shall be determined by final judicial decision on the merits from which there is no further right to appeal that such lees is directly and solely due to an act or omission identified in (i), (ii) or (iii).

               12.6       Officers. The Board of Directors may, from time to time, designate one or more persons to be officers of the Company. No officer need be a Member. Any officers so designated will have such authority and perform such duties as the Board of Directors may, from time to time, delegate to them. The Board of Directors may assign titles to particular officers, including, without limitation, chief executive officer, president, vice president, chief operating officer, secretary, assistant secretary, treasurer and assistant treasurer. Each officer will hold office until his or her successor will be duty designated and will qualify or until his or her death or until he or she will resign or will have been removed. Any number of offices may be held by the same person. Any officer may be removed as such, either with or without cause, by the Board of Directors whenever in their judgment the best interests of the Company will be served thereby. Any vacancy occurring in any office of the Company may be filled by the Board of Directors.

ARTICLE XIII

TRANSFER OF MEMBERSHIP INTEREST

        13.1       Transfer of Interest. An Investor Member shall not voluntarily assign, gift, sell, transfer, pledge or otherwise encumber his or its Interest, or any portion thereof, or any other rights of an Investor Member (whether voluntarily, involuntarily, or by operation of law) without the prior written consent of the Board of Directors, the granting or denying of which shall be in the absolute discretion of the Board of Directors.

        13.2       Effect of Approved Transfer of Interest. The proposed assignee or transferee of an Investor Member’s Interest may be admitted to the Company as an Investor Member in the place and stead of, or together with, as the case may be, the Investor Member who has assigned or transferred his or its Interest upon satisfaction of all of the following conditions:

               13.2.1        Approval of the Board of Directors as provided in Section 13.1.

               13.2.2        The assignor and the assignee must execute and deliver such other instruments as the Company may deem necessary or desirable to effect such admission, including the written acceptance and adoption by the assignee of the provisions of this Agreement.

               13.2.3        The Board of Directors may require such assignee to provide an opinion of counsel, in form and substance reasonably satisfactory to counsel for the Company that the assignment of the Investor Member Interest does not violate any registration provision of any federal or state securities or comparable laws.

               13.2.4        The assignee may be required to pay such reasonable expenses as the Company may incur in connection with such substitution, including, but not limited to, the Back End Fee described in Section 10.5.6.

After all of the foregoing conditions have been fulfilled and the assignee has been admitted to the Company as an Investor Member, the Board of Directors shall amend Exhibit A hereto to reflect the assignee’s admission to and the assignor’s termination from the Company as an Investor Member.

        13.3       Termination of Membership. Upon the death, dissolution or other termination of the legal existence of an Investor Member or the other involuntary transfer of a membership interest in the Company, absent compliance with the other provisions of this Article XIII, the estate or other successor of the deceased or transferring Investor Member shall be treated as an assignee of only the economic rights associated with the involuntarily transferred Investor Member Interest, as such rights are described in this Agreement. The Business of the Company shall continue upon the occurrence of any of the events described in this Section 13.3 or elsewhere in this Article XIII with respect to an Investor Member.

        13.4       Repurchase of Membership Interest. No Member shall have the right to require the Company to redeem its Interest. The Board of Directors, in its complete and exclusive discretion and on such terms and conditions as it may determine (subject to the 1940 Act and other applicable law) may cause the Company to repurchase Interests.

ARTICLE XIV

INVESTMENTS

        Each Member agrees that any other Member and its respective members, managers, shareholders, partners, officers, directors and affiliates may acquire an interest in any business or investment venture in which the Company has an interest and may engage in or possess an interest in other business or investment ventures of every kind and description, independently or with others, and provide services to such ventures, including but not limited to serving as their officers, directors, members, managers, partners, trustees, advisers, employees or agents. Neither the Company nor the Members shall have any rights in or to such permitted activities of any Member or any compensation or profits derived therefrom. Each Member acknowledges that the Managing Members shall have no obligation to offer to the Company any investment opportunity made available to it or any entity to which it has an interest.

ARTICLE XV

DISSOLUTION AND TERMINATION

        15.1       Events of Dissolution. The Company shall be dissolved:

               15.1.1        on a date designated by the Board of Directors, as designated in its sole discretion;

               15.1.2        upon the occurrence of an event specified under the Act as one effecting dissolution; or

               15.1.3        upon the completion of the sale of all or substantially all of the assets of the Company and the distribution of the proceeds attributable to such sale or the distribution of all Shares held by the Company.

        15.2       Procedure for Winding Up and Dissolution.

               15.2.1        Dissolution of the Company shall be effective on the date on which the event occurs giving rise to the dissolution, but the Company shall not terminate until the Certificate shall have been canceled and the assets of the Company shall have been distributed as provided herein. Notwithstanding the dissolution of the Company, prior to the termination of the Company, as aforesaid, the Business of the Company and the affairs of the Members, as such, shall continue to be governed by this Agreement.

               15.2.2        Upon dissolution, the Board of Directors shall wind up the affairs of the Company and shall liquidate the assets of the Company or distribute such assets in kind (in each case in their sole discretion), first, to creditors of the Company, including to pay Members who are creditors, in satisfaction of the liabilities of the Company; and second, to the Members in accordance with relative positive Capital Account balances, and cause the cancellation of the Certificate; provided, however, with respect to the Class B Interests, Advanced Equities, Inc. shall be entitled to the Back End Fee, if any. The Board of Directors shall have the right to set up such reserves as it may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company (any remainder of which shall be distributed as provided in this Agreement when the Board of Directors determines that such reserves are no longer required). The Company may make allocations of profit and loss in connection with its dissolution and/or in anticipation of its dissolution to provide for relative positive Capital Account balances at time of the distribution to Members pursuant to this Section 15.2.2 to be equal to the amount that would be distributed to each Member if distributions were to be made pursuant to Section 10.3.

               15.2.3        Each Member shall look solely to the assets of the Company for all distributions with respect to the Company and for the return of his capital contribution and shall have no recourse therefor against any other Member, except as otherwise provided expressly in this Agreement.

               15.2.4        Upon the completion of the winding up of the Company, the Board of Directors shall have the authority to execute and record a Certificate of Cancellation of the Company as well as any and all other documents required to terminate the Company.

ARTICLE XVI

BOOKS, RECORDS, ACCOUNTING, AND TAX ELECTIONS

        16.1       Books and Records. Although the Company shall adopt for tax accounting purposes any accounting method that the Board of Directors shall decide, in its sole discretion, is in the best interests of the company, it is anticipated that the Company will maintain its books and records on the accrual method of accounting based upon generally accepted accounting principles except as otherwise determined by the Board of Directors. Upon the reasonable request of any Investor Member, an Investor Member shall have the right to information and inspect the books and records of the Company to the full extent contemplated by Section 18-305 of the Act.

        16.2       Accounting. After the end of each taxable year (and/or each calendar year), the Company shall furnish to each Member such information regarding the operation of the Company and such Member’s Interests as is necessary for Members to complete federal, state or local law. Except as otherwise required by the 1940 Act, or as may otherwise be permitted by rule, regulation or order, within 60 days after the close of the period for which a report is required under this Section 16.2 is being made, the Company shall furnish each Member a semi-annual report and an annual report containing the information required by the 1940 Act. The Company shall cause financial statements in accordance with generally accepted accounting principles contained in each annual report furnished hereunder to be accompanied by a report of independent public accountants based upon an audit performed in accordance with generally accepted auditing standards. The Company may furnish to each Member such other periodic reports as it deems necessary or appropriate in its discretion.

        16.3       Tax Matters Person. The Board of Directors shall designate “tax matters member” or “tax matters partner” for purposes of the Code (“Tax Matters Person”). The Tax Matters Person shall have all powers and responsibilities provided in Code Section 6221, et seq. or such other provisions of the Code as may become applicable to limited liability companies. The Tax Matters Person shall keep all Members informed of all notices from government taxing authorities which may have a material effect on the Members and which may come to the attention of the Tax Matters Person. The Company shall pay and be responsible for all reasonable third-party costs incurred by the Tax Matters Person in performing those duties. A Member shall be responsible for any costs incurred by the Member with respect to any tax audit or tax-related administrative or judicial proceeding against the Member, even though it relates to the Company.

        16.4       Valuation of Net Assets. The Board of Directors, in its sole discretion, but subject to the guidelines hereinafter set forth, shall value, as of a date not more than twenty-one (21) days prior to the date of distribution (in order to permit preparation of stock certificates if and as necessary), any securities which are to be distributed in kind pursuant to this Agreement. Such securities, as well as other assets and liabilities of the Company, shall be valued in accordance with such valuation procedures as shall be established from time to time by the Board of Directors and that conform to the requirements of the 1940 Act. The value of such securities as determined by the Managing Members pursuant to this Section 16.4 shall be conclusive and binding on all of the Members and all parties claiming through or under them.

        16.5       Election to be Taxed as Partnership. The Members agree that the Company shall elect to be taxed as a partnership under the Code.

ARTICLE XVII

AMENDMENT
OF OPERATING AGREEMENT

        17.1       Amendments. Except as otherwise provided in Section 9.2, this Operating Agreement may be amended only with the approval of a majority of the Board of Directors (including the approval of a majority of the Independent Directors, if required by the 1940 Act) and if required by the 1940 Act, the approval of the Investor Members by such vote as is required by the 1940 Act; provided, that (a) any amendment (other than pursuant to Article V) that materially affects any class of Members’ rights or obligations under this Agreement shall not be effective with respect to such class of Members, unless Members holding a majority of the participating percentages held by such class consent thereto in writing.

        17.2       Power of Attorney. Each Investor Member does hereby constitute and appoint each Director with full power to act without the others, as his true and lawful representative and attorney-in-fact, in his name, place and stead, to make, execute, sign, acknowledge and deliver or file (i) any amendment to, modification to, restatement of or cancellation of the Certificate, (ii) all instruments, documents and certificates which may from time to time be required by any law to effectuate, implement and continue the valid and subsisting existence of the Company, and (iii) all instruments, documents and certificates which may be required to effectuate the dissolution and termination of the Company. The powers of attorney granted herein shall be deemed to be coupled with an interest, shall be irrevocable and shall survive the physical or legal incapacity of an Investor Member.

ARTICLE XVIII

FISCAL YEAR

        The fiscal year of the Company shall end on December 31, unless otherwise determined by the Board of Directors if permitted under applicable law.

ARTICLE XIX

NOTICES

        All notices and demands required or permitted under this Agreement shall be in writing and may be sent by U.S. mail, certified or registered mail, postage prepaid, overnight air courier or personal delivery to the Members at their addresses as shown from time to time on the records of the Company. Any Member may specify a different address by notifying the Company and the other Member of such different address. Such notices shall be deemed given three business days after mailing, the business day after deposit with an overnight air courier for next business day delivery or when delivered in person, as the case may be. Whenever any notice is required to be given under this Agreement, a waiver thereof in writing, signed by the person or persons entitled to such notice, whether before or after the time stated therein shall be deemed equivalent to the giving of such notice.

ARTICLE XX

MISCELLANEOUS

        20.1       Entire Agreement. This Agreement constitutes the entire agreement among the parties relating to the subject matter hereof. It supersedes any prior agreement or understandings between them relating to the subject matter hereof, and it may not be modified or amended in any manner other than as set forth herein.

        20.2       Governing Law. This Agreement and the rights of the parties hereunder shall be governed by and interpreted in accordance with the internal laws of the State of Delaware without regard to conflicts of law principles.

        20.3       Binding Agreement. Except as herein otherwise specifically provided, this Agreement shall be binding upon and inure to the benefit of the parties and their legal representatives, heirs, administrators, executors, successors and assigns.

        20.4       Captions. Captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Agreement or any provision thereof.

        20.5       Severability. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those to which it is held invalid, shall not be affected thereby.

        20.6       Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. The signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart. A party may evidence his agreement to be bound hereby by execution of a Subscription Agreement without the necessity of executing a counterpart hereof.

        20.7       Gender and Number. Whenever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in either the masculine, the feminine or the neuter gender shall include the masculine, feminine and neuter.

        20.8       Duties. Pursuant to Section 18-1101(c) of the Act, the duties of the Members to the other Members and to the Company are hereby limited to those provided expressly herein.

        20.9       Agreement Binding on Company. The Company and the Members agree that this Agreement shall be binding upon and inure to the benefit of the Company to the full extent this Agreement grants or imposes rights, duties or obligations to or on the Company.

        20.10       Construction. This Agreement shall not be construed against any person for having drafted it.

        20.11       No Partition. No Member or holder of an Interest will have any right to maintain any action for partition with respect to the property of the Company.